Exhibit 99.1

Editorial Contact:	Investor Contact:
David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

SECURE COMPUTING EXPECTS TO EXCEED THIRD QUARTER

REVENUE AND EARNINGS PER SHARE GUIDANCE

Company Achieves Record Revenue and Booking Levels

SAN JOSE, Calif., October 5, 2004 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced that it anticipates third quarter revenue to be in the range of $24.3 to $24.5 million, an increase of approximately 25 percent compared to $19.5 million in the same quarter last year. Based on this revenue range, the company expects fully diluted earnings per share to be approximately $0.10.

Previous guidance provided by the Company’s management on July 20, 2004 estimated revenue for the third quarter of 2004 to be approximately $23 million, and fully diluted earnings per share to be approximately $0.08.

The third quarter results are preliminary, subject to the Company’s management and independent auditors completing their customary quarterly closing and review procedures. Final results for the quarter will be released after the market close on October 21, 2004.

“We are pleased with our results for the quarter and the strong performance delivered by both our Federal and Commercial teams,” said John McNulty, chairman and chief executive officer of Secure Computing. “In the third quarter, our Federal Government vertical market contributed over 26 percent to our revenue mix, which is within our previously forecasted guidance range.”

“In the third quarter, we experienced significant growth in the company’s operating and financial metrics,” said Tim McGurran, president and chief operating officer of Secure Computing. “For example, our bookings for the quarter grew to over $26 million, a 35 percent increase year-over-year. We were also particularly pleased with the robust sales performance from our Sidewinder G2 Security Appliance™, which we introduced earlier this year. The Sidewinder G2 Security Appliance consolidates the widest range of security functions in one system, and at the same time, delivers unprecedented performance for our customers.”

Third Quarter Conference Call

Secure Computing will report is full financial results for the third quarter of 2004 and its guidance for the fourth quarter of 2004 on Thursday, October 21, 2004 after market close. A one-hour conference call and web cast has been scheduled on October 21st at 4:30 p.m. EDT (1:30 p.m. PDT). The Company will not provide further comment on the third quarter results until the conference call on October 21, 2004.

If you would like to participate on the conference call, please dial-in five minutes prior to the start time at:

North America:	877-675-5901
International:	773-756-4602
Leader:	Tim McGurran
Passcode:	SCUR

This call is being web cast by Thomson/CCBN and can be accessed at the Investor Relations section of the Secure Computing web site:

www.securecomputing.com

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through October 29th by accessing, 888-568-0137 for North America or 402-530-7804 for international.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com/.

Forward-Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, earnings per share, operating expenses, sales projections and profitability for the third quarter and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.